Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 on Form S-8 to Form S-1 (No. 333-249556) pertaining to the 2020 Omnibus Incentive Plan of CuriosityStream Inc. of our report dated August 12, 2020, with respect to the financial statements of CuriosityStream Inc. (subsequently renamed CuriosityStream Operating Inc.).

/s/ Ernst & Young LLP
Baltimore, Maryland
December 14, 2020